Exhibit 99.1

125 EAST JOHN CARPENTER FREEWAY, SUITE 1600 IRVING, TX 75062 PH: 972-444-4900 WWW.FELCOR.COM NYSE: FCH

FelCor Names Hospitality Industry Veteran Steven R. Goldman Chief Executive Officer

IRVING, Texas, February 12, 2017 – FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that its Board of Directors has named Steven R. Goldman to be the Company’s next Chief Executive Officer, effective March 1, 2017. He will also join FelCor’s Board of Directors. Troy A. Pentecost will continue as President and Chief Operating Officer, after serving as Interim Senior Executive Officer since September 2016.

A well-respected hospitality industry veteran, Mr. Goldman has been involved in all aspects of hotel operations, acquisitions and divestitures, finance, and development for more than 33 years. Most recently, Mr. Goldman was a Managing Director at Starwood Capital Group, where he served as President of Starwood Capital Group’s affiliate SH Group, an innovative hotel brand management company that oversees the development and management of the firm’s two luxury and lifestyle hotel and residence brands, 1 Hotels and Baccarat Hotels and Resorts, and prior to that, Chief Executive Officer of Groupe du Louvre, one of Starwood Capital Group’s portfolio investment holding companies based in France.

“We are thrilled to welcome Steve to FelCor,” said Thomas J. Corcoran, Jr., FelCor’s Chairman of the Board. “Steve is a tremendously talented executive who brings an ideal combination of operational and transactional experience to our Company, as we continue to pursue all paths to create value for shareholders. He has worked with many leading hotel companies and demonstrated an exceptional ability to generate returns for investors at the property, portfolio, and corporate levels. We look forward to working closely with Steve and the entire senior management team as we continue to execute our initiatives to build shareholder value.”

Mr. Goldman said, “I am delighted to join FelCor at this important time in the Company’s history and believe the Company has an excellent team in place, a strong portfolio of assets, and great potential to provide shareholders with strong returns. I look forward to getting started and to working with the team as we pursue the best opportunities to generate value for FelCor shareholders.”

Mr. Corcoran added, "On behalf of the entire Board, I’d like to express our thanks and gratitude to Troy for his leadership during the interim period. We look forward to his continued contributions to the Company’s success as its President and Chief Operating Officer.”

Steven R. Goldman Biography

In addition to his experience with Starwood Capital Group, Mr. Goldman served as President, Chief Executive Officer and Board Member of Sunstone Hotel Investors, a New York Stock Exchange listed company. Mr. Goldman was also head of Global Development and Asset Management for Hilton Worldwide and also oversaw global Acquisitions and Development for Hyatt Hotels Corporation and Starwood Hotels and Resorts Worldwide. Earlier in his career, Mr. Goldman held senior management positions with the Walt Disney Company. He received his Bachelor of Science degree from Cornell University and his MBA from the University of Chicago.

About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of primarily upper-upscale and luxury hotels that are located in major and resort markets throughout the U.S. FelCor partners with top hotel companies to operate its properties under globally renowned names and as premier independent hotels. Additional information can be found on the Company's website at www.felcor.com.

Contacts:

Investors
Abi Salami, 972-444-4967
Manager, Investor Relations
asalami@felcor.com

Media
Sard Verbinnen & Co
Hugh Burns/Robin Weinberg, 212-687-8080